Exhibit 99.1



                CBRL GROUP TO RAISE $150 MILLION FROM OFFERING
                   OF ZERO COUPON SENIOR CONVERTIBLE NOTES


     LEBANON, Tenn. -- March 27, 2002 -- CBRL Group, Inc. (Nasdaq: CBRL) today announced that it intends to raise approximately $150 million through an offering of 30-year zero-coupon senior notes that are convertible into shares of CBRL common stock (the "Notes"). CBRL may raise up to an additional $22.5 million upon exercise of an over-allotment option that it granted in connection with the offering. CBRL expects to use the net proceeds from the offering: (1) to fund the purchase of approximately $60 million of its common stock simultaneously with the issuance of the Notes and
(2) to repay amounts outstanding under its revolving credit facility, which could then be reborrowed and used for general corporate purposes, including additional share repurchases.

     This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The Notes and the shares of CBRL common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 449 Cracker Barrel Old Country Store(R) restaurants and gift shops located in 41 states and 84 company operated and 11 franchised Logan's Roadhouse(R) restaurants in 17 states.

     EXCEPT FOR SPECIFIC HISTORICAL INFORMATION, THE MATTERS DISCUSSED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE ACTUAL RESULTS AND PERFORMANCE OF CBRL GROUP, INC. TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THIS DISCUSSION. ALL FORWARD-LOOKING INFORMATION IS PROVIDED BY THE COMPANY PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF




1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THESE FACTORS. FORWARD-LOOKING STATEMENTS GENERALLY CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "ASSUMPTIONS", "TARGET", "GUIDANCE", "PLANS", "MAY", "WILL", "WOULD", "EXPECT", "INTEND", "ESTIMATE", "ANTICIPATE", "BELIEVE", "POTENTIAL" OR "CONTINUE" (OR THE NEGATIVE OF EACH OF THESE TERMS) OR SIMILAR TERMINOLOGY. FACTORS WHICH WILL AFFECT ACTUAL RESULTS INCLUDE, BUT ARE NOT LIMITED TO: ADVERSE GENERAL ECONOMIC CONDITIONS INCLUDING UNCERTAIN CONSUMER CONFIDENCE EFFECTS ON SALES; THE ACTUAL RESULTS OF PENDING OR THREATENED LITIGATION; THE EFFECTS OF NEGATIVE PUBLICITY; ADVERSE WEATHER CONDITIONS; COMMODITY, WORKERS' COMPENSATION, GROUP HEALTH AND UTILITY PRICE INCREASES; THE EFFECTS OF PLANS INTENDED TO IMPROVE OPERATIONAL EXECUTION AND PERFORMANCE; THE EFFECTS OF INCREASED COMPETITION AT COMPANY LOCATIONS ON SALES AND ON LABOR RECRUITING, COST AND RETENTION; THE ABILITY OF AND COST TO THE COMPANY TO RECRUIT, TRAIN AND RETAIN QUALIFIED RESTAURANT HOURLY AND MANAGEMENT EMPLOYEES; THE ABILITY OF THE COMPANY TO IDENTIFY SUCCESSFUL NEW LINES OF RETAIL MERCHANDISE; THE AVAILABILITY AND COST OF ACCEPTABLE SITES FOR DEVELOPMENT; THE ACCEPTANCE OF THE COMPANY'S CONCEPTS AS THE COMPANY CONTINUES TO EXPAND INTO NEW MARKETS AND GEOGRAPHIC REGIONS; CHANGES IN INTEREST RATES AFFECTING THE COMPANY'S FINANCING COSTS; CHANGES IN OR IMPLEMENTATION OF ADDITIONAL GOVERNMENTAL RULES AND REGULATIONS AFFECTING WAGE AND HOUR MATTERS, HEALTH AND SAFETY, PENSIONS AND INSURANCE; PRACTICAL OR PSYCHOLOGICAL EFFECTS OF TERRORIST ACTS OR MILITARY RESPONSES; OTHER UNDETERMINABLE AREAS OF GOVERNMENT ACTIONS OR REGULATIONS; AND OTHER FACTORS DESCRIBED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, PRESS RELEASES AND OTHER COMMUNICATIONS.